Exhibit 99.(A)(1)(A)

OFFER TO PURCHASE FOR CASH

BY

GAMESTOP CORP.

OF UP TO 12,000,000 OF ITS SHARES OF CLASS A COMMON STOCK

AT A PURCHASE PRICE NOT GREATER THAN $6.00 PER SHARE

AND NOT LESS THAN $5.20 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 10, 2019, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

GameStop Corp., a Delaware corporation (“GameStop,” the “Company,” “we,” “us,” or “our”), is offering to purchase 12,000,000 of its shares of Class A Common Stock, par value $0.001 per share (the “Shares”), or such lesser number of Shares as are properly tendered and not properly withdrawn, at a price not greater than $6.00 per Share and not less than $5.20 per Share, to the tendering stockholder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price (the “Purchase Price”) that we will pay for Shares properly tendered and not properly withdrawn, taking into account the total number of Shares tendered and the prices specified, or deemed specified, by tendering stockholders. The Purchase Price will be the lowest price per Share (in increments of $0.10) of not less than $5.20 and not greater than $6.00 that will enable us to purchase the number of Shares sought in the Offer or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price, including those Shares tendered at a price lower than the Purchase Price. However, because of the proration and “odd lot” and conditional tender priority provisions described in this Offer to Purchase, fewer than all of the Shares tendered at or below the Purchase Price may be purchased if more than the number of Shares the Company seeks are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at the Company’s expense promptly after the Expiration Date. See Section 1 “Purchase Price for Shares; Priority of Purchase; Proration.”

In the event that more than 12,000,000 Shares are properly tendered in the Offer, we may exercise our right to increase the number of Shares sought in the Offer by an amount not exceeding 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to amend the Offer to purchase additional Shares, subject to applicable law. See Section 1 “Purchase Price for Shares; Priority of Purchase; Proration.”

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer, however, is subject to other conditions. See Section 7 “Conditions of the Offer.”

As of June 7, 2019, we had 102,348,628 issued and outstanding Shares. The Shares are listed on the New York Stock Exchange (“NYSE”) and trade under the symbol “GME.” On June 7, 2019, the last full trading day before we announced our intention to make the Offer, the closing price of the Shares on the NYSE was $5.02 per Share. On June 10, 2019, the day before we commenced the Offer, the reported closing price of the Shares on the NYSE was $5.44 per Share. You should obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8 “Price Range of Shares; Dividends.”

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

If you have questions or need assistance, you should contact Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”) or BofA Securities, Inc., the dealer manager for the Offer (the “Dealer Manager”), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Dealer Manager for the Offer is:

BofA Merrill Lynch

Offer to Purchase dated June 11, 2019

IMPORTANT

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES, AND IF SO, HOW MANY SHARES TO TENDER, AND AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2 “PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.” YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

All of our directors and executive officers have advised us that they do not intend to participate in the Offer. See Section 11 “Interests of Directors and Executive Officers; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.”

The equity ownership of our directors and executive officers, and the equity ownership of other stockholders who do not tender their Shares pursuant to the Offer, will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.

Summary of Procedures for Tendering your Shares.

If you want to tender all or part of your Shares, you must do one of the following before 5:00 P.M., New York City time, on July 10, 2019, or any later time and date to which the Offer may be extended:

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if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact your broker, dealer, commercial bank, trust company or other nominee and have such nominee tender your Shares for you;

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if you hold Shares in your own name, complete and sign a Letter of Transmittal or a manually signed facsimile thereof, according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary;

•	if you are an institution participating in The Depository Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

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if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked, however, if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. This Offer will not result in the acceleration of vesting of any unvested stock options and if you are a holder of unvested stock options you may not tender the shares of Common Stock underlying such unvested stock options in this Offer; or

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if you are a holder of restricted stock, you may only tender Shares that you have acquired through vesting of such restricted stock. This Offer will not result in the acceleration of vesting of any restricted stock.

If you want to tender your Shares but, to the extent applicable to you, (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply

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with the procedure for book-entry transfer by the Expiration Date or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Stockholders properly tendering Shares at $5.20 per Share (the minimum Purchase Price pursuant to the Offer) can reasonably expect to have at least a portion of such Shares purchased at the Purchase Price if any Shares are purchased pursuant to the Offer (subject to the “odd lot” priority and conditional tender provisions). If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under The Offer.” If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $5.20 per Share. You should understand that this election may lower the Purchase Price and could result in your Shares being purchased at the minimum price of $5.20 per Share.

TO PROPERLY TENDER SHARES, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST COMPLETE AND SIGN THE RELATED LETTER OF TRANSMITTAL.

WE ARE NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, STOCKHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO, PROVIDED THAT WE WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E-4(F)(8) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”). HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO STOCKHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER IS BEING MADE ON OUR BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE EXCHANGE ACT, WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY

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INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent for the Offer, and BofA Securities, Inc., the Dealer Manager for the Offer, in each case at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, Notice of Guaranteed Delivery and other Offer documents from the Information Agent at its telephone number and address on the back cover of this Offer to Purchase.

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights certain material information from this Offer to Purchase, but it does not describe the Offer to the same extent as it is described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase Shares?

The issuer of the Shares, GameStop Corp., is offering to purchase your Shares. See Section 1.

How many Shares is GameStop offering to purchase?

We are offering to purchase 12,000,000 Shares, or such lesser number of Shares as are properly tendered and not properly withdrawn, upon the terms and subject to the conditions set forth in the Offer. As of June 7, 2019, there were 102,348,628 Shares issued and outstanding. The Shares we are seeking to purchase through this Offer represent approximately 11.72% of the Shares issued outstanding as of such date, or 11.33% of the Shares on a fully diluted basis.

If more than 12,000,000 Shares are properly tendered in the Offer, we may exercise our right to increase the number of Shares sought in the Offer by an amount not exceeding 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to amend the Offer to purchase additional Shares, subject to applicable law. See Sections 1 and 15.

If more than 12,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered, all Shares properly tendered at or below the Purchase Price will be purchased on a pro rata basis, subject to the “odd lot” and conditional tender priority provisions described herein. The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered by stockholders, but is subject to certain other conditions. See Sections 7 and 9.

What will be the Purchase Price for the Shares and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to tender your Shares. The price range for the Offer is $5.20 to $6.00 per Share. We will select the single lowest purchase price (in increments of $0.10) that will enable us to purchase the number of Shares sought in the Offer or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn, subject to the “odd lot” and conditional tender priority provisions described herein. All Shares that we purchase will be purchased at the Purchase Price, even if you have selected a purchase price lower than the Purchase Price, but we will not purchase any Shares tendered at a price above the Purchase Price.

If you wish to maximize the chance that we will purchase your Shares, you should check the box in the section entitled “Shares Tendered At Price Determined Under The Offer” in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered,” indicating that you will accept the Purchase Price (a “Purchase Price Tender”). If you agree to make a Purchase Price Tender, your Shares will be deemed to be tendered at the minimum price of $5.20 per Share. You should understand that this election may have the effect of lowering the Purchase Price and could result in your Shares being purchased at the minimum price of $5.20 per Share, and this minimum price could be below the last reported sale price of the Shares on the NYSE on the Expiration Date. Stockholders are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender their Shares. See Section 8.

If we purchase your Shares in the Offer, on the terms and subject to the conditions of the Offer (including the “odd lot” priority, proration and conditional tender provisions), we will pay you the Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See Sections 1 and 3.

Stockholders are urged to obtain current market quotations before deciding whether and at what price or prices to tender their Shares.

What is the purpose of the Offer?

Our Board of Directors believes that the Offer represents a prudent use of our financial resources in light of our business profile, assets, expected future performance, current indebtedness and debt capacity. The primary purpose of the Offer is to return cash to our stockholders by providing them with the opportunity to tender all or a portion of their Shares and receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, stockholders who choose not to tender will own, and stockholders who retain an equity interest in the Company as a result of tendering above the Purchase Price, a partial or conditional tender of Shares or proration may own, a greater percentage ownership of our outstanding Shares following the consummation of the Offer. See Section 2.

Assuming the completion of the Offer, we believe that our expected cash flow from operations, our financial condition and our access to credit and capital markets will be adequate for our needs. However, actual results may differ significantly from our expectations. See “Cautionary Notice Regarding Forward-Looking Statements.” In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer on our liquidity.

After the completion of the Offer, we may purchase Shares in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4(f) under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the Shares, the results of the Offer, our business and financial position and general economic and market conditions. See Section 2.

Following the Offer, will the Company continue as a public company?

Yes. We do not expect the completion of the Offer in accordance with its terms and conditions to cause the Company’s securities to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. The Offer is conditioned upon our not having made the determination that the consummation of the Offer and the purchase of the Shares may cause the Shares to be delisted from the NYSE or held of record by fewer than 300 persons.

How long do I have to tender my Shares?

You may tender your Shares until the Expiration Date. The Offer will expire on July 10, 2019 at 5:00 P.M., New York City time, unless we extend the Offer. We may choose to extend the Offer, in our sole discretion, at any time on or prior to 9:00 A.M., New York City time, on the business day immediately following the previously scheduled Expiration Date. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Sections 1, 3 and 15.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline. See Section 3.

Can the Offer be amended or terminated and, if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion at any time, subject to applicable law. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered, and any Shares that have been previously tendered may be withdrawn up until the Expiration Date, as so extended. We can also terminate the Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Offer is extended, amended or terminated?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to, or termination of, the Offer by making a public announcement of the amendment or termination. See Section 15. If we extend the Offer, you may withdraw your shares until the Expiration Date, as extended. See Section 4.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for tendered Shares depends upon a number of conditions that must be satisfied or waived by us, on or prior to the Expiration Date, including but not limited to:

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There has been no action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

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materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, properties, assets, liabilities, capitalization, stockholders’ equity, operations or prospects, taken as a whole, or otherwise materially impair the contemplated future conduct of our business;

•	make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer;

•	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

•	materially impairs the contemplated benefits of the Offer to us or otherwise relates in any manner to the Offer;

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The Offer shall not cause us to violate or fail to be in compliance with any applicable law, including Section 160 of the General Corporation Law of the State of Delaware (the “DGCL”), under which a corporation generally may only redeem or purchase its own shares of capital stock for cash or other property when the capital of the corporation is not impaired and when the redemption or purchase would not cause the capital of the corporation to become impaired. Capital is considered impaired when the net assets of the corporation (total assets in excess of total liabilities) do not exceed the capital of the corporation (generally defined to be the aggregate par value of its outstanding shares);

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No general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

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No changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, shall have occurred;

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No commencement of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred directly or indirectly involving the United States on or after the date of this Offer to Purchase, nor any material escalation, on or after the date of this Offer to Purchase, of any war or armed hostilities which had commenced prior to the date of this Offer to Purchase that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, shall have occurred;

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No decrease of more than 10% in the market price for the Shares on the NYSE or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the date of this Offer to Purchase shall have occurred;

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No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

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No person shall have commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than the Offer), merger, acquisition, business combination or other similar transaction involving us or any of our subsidiaries nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

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No person (including a “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act)) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) before the date of this Offer to Purchase), and no person or group that has made such a filing before the date of this Offer to Purchase shall acquire or publicly announce its proposal to acquire additional Shares representing 2% or more of our Shares outstanding at the time of such acquisition or public announcement. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding Shares;

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No legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), shall have passed either the United States House of Representatives or the Senate or otherwise shall be pending before the United States House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that, in our reasonable judgment, could adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our or our subsidiaries’ business;

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No person, entity or group shall have filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), reflecting an intent to acquire us or any Shares, or made a public announcement reflecting intent to take any such action;

•	Neither Standard & Poor’s nor Moody’s shall have downgraded or withdrawn the rating accorded to the Company or its debt securities;

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No material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, in our reasonable judgment, shall have occurred; and

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No determination shall have been made by us that the consummation of the Offer and the purchase of the Shares would have a reasonable likelihood of resulting in the Shares either being (1) held of record by fewer than 300 persons, (2) eligible for deregistration under the Exchange Act or (3) delisted from the NYSE.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How will the Offer affect the number of Shares outstanding and the number of record holders of GameStop?

As of June 7, 2019, there were 102,348,628 Shares issued and outstanding. In addition, as of June 10, 2019, an aggregate of approximately 2.29 million time-based restricted Shares and approximately 1.02 million performance-based restricted Shares were outstanding and options exercisable for an aggregate of 253,595 Shares at a weighted average exercise price per Share of $28.29 were outstanding. In addition, under employment agreements with three of our executive officers, we have agreed to issue to them a combination of time-vested restricted Shares and performance-based restricted Shares. Specifically, and in accordance with their respective employment agreements, each of James A. Bell, our Executive Vice President and Chief Financial Officer, and Chris R. Homeister, our Executive Vice President and Chief Merchandising Officer, will receive a number of restricted Shares determined by dividing $1,300,000 by the average closing price of the Shares for the five trading days immediately preceding July 1, 2019 (consisting of 50% time-vested restricted Shares and 50% performance-based restricted Shares). In addition, in accordance with his employment agreement, Frank M. Hamlin, our Executive Vice President and Chief Customer Officer, will receive a number of restricted Shares determined by dividing $1,000,000 by the average closing price of the Shares for the five trading days immediately preceding June 14, 2019 (consisting of 50% time-vested restricted Shares and 50% performance-based Shares). The Shares we are seeking to purchase through this Offer represent approximately 11.72% of the Shares issued outstanding as of such date, or 11.33% of the Shares on a fully diluted basis. See Section 11.

If any of our stockholders who (i) hold Shares in their own name as holders of record, or (ii) are “registered holders” as participants in DTC’s system whose names appear on a security position listing, tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2. The Offer is conditioned upon the Shares not being held of record by fewer than 300 persons following the consummation of the Offer. See Section 7.

Stockholders who do not have their Shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Sections 2 and 11.

How do I tender my Shares?

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If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares (stockholders should note that if a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer and hence we urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline);

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If you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must complete and sign a Letter of Transmittal, or a manually signed facsimile thereof, according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary before 5:00 P.M., New York City time, on July 10, 2019, or such later time and date to which we may extend the Offer; or

•	If you are an institution participating in DTC, you must tender your Shares according to the procedure for book-entry transfer described in Section 3.

If you wish to tender your Shares, but (i) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (ii) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (iii) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

We are not aware of any state where the making of the Offer is not in compliance with applicable law. If we become aware of any state where the making of the Offer is not in compliance with the laws of such state, we will make a good faith effort to comply with the applicable state law. If, after good faith effort, we cannot comply with the applicable state law, we will not make the Offer to the holders of Shares residing in that state where we are prohibited from making the Offer by administrative or judicial action pursuant to such state law. In any state where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such state.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of vested stock options for Shares participate in the Offer?

Options to purchase Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the requirements of the applicable equity incentive plan and award agreement, and tender the Shares received pursuant to such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate the information included in this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases described in Section 1 and other considerations you may consider to be relevant. We strongly encourage optionholders to discuss the Offer with their broker and/or financial or tax advisor.

Please be advised that it is the optionholder’s responsibility to tender Shares in the Offer to the extent such holder wishes to participate. If you elect to exercise vested options and tender Shares issued pursuant to such exercise, you must complete the exercise of such vested options sufficiently in advance of the Expiration Date in order to allow yourself adequate time to validly tender the Shares in the Offer. See Section 3.

May holders of unvested restricted stock or other restricted equity awards participate in the Offer?

No. Holders of unvested restricted stock or other restricted equity interests may not tender Shares represented by such interests unless they are fully vested and settled in Shares prior to the Expiration Date. This Offer will not result in the acceleration of vesting of any shares of restricted stock.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer. However, to qualify for the priority in the case of proration, an Odd Lot Holder must tender all Shares owned by any such Odd Lot Holder (as defined in Section 1), as described in Section 1. In addition, if as a result of proration the Company accepts conditional tenders by random lot, a holder making a conditional tender must have tendered all of its shares to qualify for such random selection.

How do I withdraw Shares previously tendered?

You must deliver a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase before 5:00 P.M., New York City time, July 10, 2019, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 P.M., New York City time, on August 7, 2019. Please be advised that any nominee holding your Shares (i.e., brokers, dealers, commercial banks, trust companies or other nominees) may have its own deadline relating to the withdrawal of your Shares that differ from those set out in this Offer to Purchase. We recommend that you contact any such nominee holding your Shares to determine its deadline for withdrawing your shares. See Section 4.

Your written notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares. See Section 4.

In what order will tendered Shares be purchased? Will tendered Shares be prorated? What happens if more than 12,000,000 Shares are tendered at or below the Purchase Price?

In the event that more than 12,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will accept Shares for purchase in the following order of priority:

•

First, we will purchase all odd lots of less than 100 Shares at the Purchase Price from stockholders who validly tender all of their Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference);

•

Second, after purchasing all the odd lots that were validly tendered at or below the Purchase Price (including Shares tendered by Purchase Price Tender), subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other stockholders who validly tender Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Date (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired the number of Shares that we have offered to purchase; and

•

Third, only if necessary to permit us to purchase the number of Shares that we have offered to purchase, we will purchase Shares at the Purchase Price from stockholders who have validly tendered Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have validly tendered all of their Shares at or below the Purchase Price and not validly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you properly tender even if you tender them at or below the Purchase Price or by Purchase Price Tender. See Sections 1 and 6.

What happens if the Offer is undersubscribed?

In the event that fewer than the number of Shares we seek are properly tendered and not properly withdrawn, subject to the terms and conditions of this Offer, we will purchase all such tendered Shares.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you validly tender all of these Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and do not validly withdraw them before the Expiration Date, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Has GameStop or its Board of Directors adopted a position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, none of GameStop, the members of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and at what price or prices. Prior to making any decision with respect to the Offer, you should read carefully the information in, and incorporated by reference in, this Offer to Purchase and the Letter of Transmittal, including our reasons for making the Offer. See Section 2.

All of our directors and executive officers advised us that they do not intend to participate in the Offer.

Does GameStop intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date.

On March 1, 2019, our Board of Directors authorized a stock repurchase program of up to $300 million, which we will use to effect the Offer. After the completion of the Offer, we may consider various forms of Share repurchases, including open market purchases, block purchases, exchange offers, tender offers and privately negotiated transactions or otherwise, including from some of our affiliates. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. The amount and timing of any such purchases will depend on a number of factors including the price and availability of the Shares, trading volume, capital availability, our performance and general economic and market conditions. We may also from time to time establish a trading plan under Rule 10b5-1 of the Exchange Act to facilitate purchases of Shares. However, Rule 13e-4(f) under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the Shares, the results of the Offer, our business and financial position and general economic and market conditions. See Section 2.

What will happen if I do not tender my Shares?

Stockholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Following consummation of the Offer, stockholders retaining an equity interest in the Company may also face reduced trading liquidity, and will have an ownership interest in a company with higher leverage. See Section 2.

When and how will GameStop pay for the Shares I tender that are accepted for payment?

Upon the terms and subject to the conditions of the Offer, we will pay the Purchase Price, to the tendering stockholder in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including the Purchase Price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered Shares until at least three business days after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment or the Depositary will pay DTC for your Shares if they are held through DTC. DTC will allocate funds appropriately to the DTC participant through which you hold your Shares for payment of tendered Shares. See Section 5.

What is the recent market price for the Shares?

On June 10, 2019, the day before we commenced the Offer, the last reported sale price of the Shares on the NYSE was $5.44 per Share. On June 7, 2019, the last full trading day before we announced our intention to make the Offer, the closing of the Shares on the NYSE was $5.02 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 16.

What is the accounting treatment of the Offer?

The accounting for our purchase of Shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a reduction in cash and cash equivalents as a result of our use of cash on hand to fund the purchase of Shares in the Offer. There will also be a reduction in the number of outstanding Shares for the purpose of calculating earnings per Share in an amount equal to the number of Shares that we repurchase pursuant to the Offer. See Sections 2 and 12.

What are the United States federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 13), the receipt of cash for your tendered Shares generally will be treated for United States federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a distribution. See Section 13. If you are a Non-U.S. Holder (as defined in Section 13), the payment of cash for your tendered Shares may be subject to United States federal income tax withholding at a 30% rate unless one of certain exemptions applies. See Sections 3 and 13. We recommend that you consult your own tax advisor as to the particular tax consequences to you of the Offer.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates or book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Innisfree M&A Incorporated, the Information Agent for the Offer, or BofA Securities, Inc., the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone number and address on the back cover of this Offer to Purchase.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements in this document that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “outlook”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to and we do not undertake any obligation to update or review any of these forward-looking statements after the date of this filing to conform our prior statements to actual results or revised expectations whether as a result of new information, future developments or otherwise. Accordingly, readers are cautioned that actual results could materially differ for a variety of reasons including, without limitation, risks associated with:

(i)    the uncertain impact, effects and results of pursuit of operating, strategic, financial and structural alternatives;

(ii)    past or future changes to our organizational structure and management;

(iii)    our inability to generate sufficient cash in the future to service our indebtedness or other contractual obligations;

(iv)    our decreased “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets) as a result of the Offer and other Share repurchases;

(v)    our announcement on June 4, 2019 of the election by our Board of Directors to eliminate quarterly dividends on the Shares;

(vi)    volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital and credit;

(vii)    our ability to effectively identify and manage market risk, operational and technology risk, legal risk, liquidity risk, reputational risk, counterparty and credit risk, international risk (including risks associated with international operations), regulatory risk, and compliance risk;

(viii)    our inability to obtain sufficient quantities of product to meet consumer demand and changes in consumer preferences and trends;

(ix)    the timing of release, and consumer demand for, new and pre-owned products;

(x)    the effects of changing technology in the video game industry and increased competition;

(xi)    our ability to maintain and expand market share, including to successfully open and operate new stores for our collectibles business;

(xii)    our ability to sustain and grow our console digital video game sales;

(xiii)    risks associated with achievement of anticipated financial and operating results from acquisitions;

(xiv)    the impact of goodwill and intangible asset impairments;

(xv)    cost reduction initiatives, including store closing costs;

(xvi)    risks related to changes in, and our continued retention of, executives and other key personnel;

(xvii)    increased operating costs, including wages;

(xviii)    cyber security events and related costs;

(xix)    changes in domestic or foreign laws and regulations that reduce consumer demand for, or increase prices of, our products or otherwise adversely affect our business;

(xx)    our effective tax rate and the factors affecting our effective tax rate, including changes in international, federal or state tax, trade and other laws and regulations;

(xxi)    our use of proceeds from the sale of our Spring Mobile business;

(xxii)    unexpected changes in the assumptions underlying our outlook for fiscal 2019;

(xxiii)    the cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings; and

(xxiv)    the commencement and completion of the Offer.

For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the fiscal year ended February 2, 2019 and its Quarterly Report on Form 10-Q for the quarter ended May 4, 2019 and, in particular, the discussion of “Risk Factors” set forth therein. The Company does not update any of its forward-looking statements except as required by law.

INTRODUCTION

To the Holders of our Shares:

We invite our stockholders to tender 12,000,000 Shares for purchase by us at a price not greater than $6.00 per Share and not less than $5.20 per Share, to the tendering stockholder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which together, as they may be amended or supplemented from time to time, constitute the “Offer.”

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified, or deemed specified, by tendering stockholders. We will select the single lowest purchase price (in increments of $0.10) of not less than $5.20 and not greater than $6.00 that will enable us to purchase the number of Shares sought in the Offer or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. We refer to the price we will select as the “Purchase Price.” We will acquire Shares in the Offer at the Purchase Price, on the terms and subject to the conditions of the Offer, including proration provisions.

We will only purchase Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. We may not purchase all of the Shares tendered at or below the Purchase Price because of “odd lot” priority, proration (because more than the number of Shares we seek to purchase are properly tendered) and conditional tender provisions described in this Offer to Purchase. Upon the terms and subject to the conditions of the Offer, in the event that not more than 12,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. Shares not purchased in the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of “odd lot” priority, proration or conditional tender provisions, will be returned to the tendering stockholders promptly after the Expiration Date. In accordance with the rules of the SEC, we may, and we expressly reserve the right to, purchase up to an additional 2% of the outstanding Shares, without extending the Expiration Date. See Section 3.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. See Section 1.

If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked, however, if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

The Offer is not conditioned upon our receipt of financing or any minimum number of Shares being tendered. The Offer, however, is subject to other conditions. Our obligation to accept and pay for Shares properly tendered and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions. See Section 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU REGARDING THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS

OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

The Purchase Price will be paid to the tendering stockholder in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Stockholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if stockholders tender Shares through such brokers or other nominees and not directly to the Depositary.

Any tendering stockholder or other payee who fails to complete, sign and return to the Depositary or other applicable withholding agent the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States federal income tax backup withholding (at a rate of 24% of the gross proceeds), unless such holder or other payee establishes that such holder or other payee is within the class of persons that is exempt from backup withholding, such as most corporations and Non-U.S. Holders (as defined in Section 13). Certain U.S. Holders (including, among others, most corporations) are not subject to these backup withholding requirements. In addition, in order for a Non-U.S. Holder (as defined in Section 13) to avoid backup withholding, the Non-U.S. Holder must submit a statement (generally, an applicable IRS Form W-8), signed under penalties of perjury and attesting to that holder’s exempt status, or other acceptable certification. Such statements can be obtained from the Depositary or from the IRS’s website. See Section 3. Also see Section 13 regarding United States federal income tax consequences of the Offer.

We will pay all fees and expenses incurred in connection with the Offer by Innisfree M&A Incorporated, the Information Agent for the Offer, and by Computershare Trust Company, N.A., the Depositary for the Offer. See Section 16.

The Shares are listed on the NYSE and trade under the symbol “GME.” You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares. See Section 8.

As of June 7, 2019, there were 102,348,628 Shares issued and outstanding. In addition, as of June 10, 2019, an aggregate of approximately 2.29 million time-based restricted Shares and approximately 1.02 million performance-based restricted Shares were outstanding and options exercisable for an aggregate of 253,595 Shares at a weighted average exercise price per Share of $28.29 were outstanding. In addition, under employment agreements with three of our executive officers, we have agreed to issue to them a combination of time-vested restricted Shares and performance-based restricted Shares. Specifically, and in accordance with their respective employment agreements, each of James A. Bell, our Executive Vice President and Chief Financial Officer, and Chris R. Homeister, our Executive Vice President and Chief Merchandising Officer, will receive a number of restricted Shares determined by dividing $1,300,000 by the average closing price of the Shares for the five trading days immediately preceding July 1, 2019 (consisting of 50% time-vested restricted Shares and 50% performance-based restricted Shares). In addition, in accordance with his employment agreement, Frank M. Hamlin, our Executive Vice President and Chief Customer Officer, will receive a number of restricted Shares determined by dividing $1,000,000 by the average closing price of the Shares for the five trading days immediately preceding June 14, 2019 (consisting of 50% time-vested restricted Shares and 50% performance-based Shares). The Shares we are seeking to purchase through this Offer represent approximately 11.72% of the Shares issued outstanding as of such date, or 11.33% of the Shares on a fully diluted basis. See Sections 1 and 11.

All of our directors and executive officers have advised us that they do not intend to participate in the Offer.

This Offer to Purchase and the Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE OFFER

1.	Purchase Price for Shares; Priority of Purchase; Proration.

Upon the terms and subject to the conditions of the Offer, we are offering to purchase 12,000,000 Shares, or such lesser number of Shares as are properly tendered and not properly withdrawn in accordance with Section 4 at or before the Expiration Date, at a price not greater than $6.00 and not less than $5.20 per Share, to the tendering stockholder in cash, less any applicable withholding taxes and without interest. The Purchase Price will be the lowest price per Share (in increments of $0.10) of not less than $5.20 and not greater than $6.00 that will enable us to purchase the number of Shares sought in the Offer or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, in the event that not more than 12,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. Shares not purchased in the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of “odd lot” priority, proration or conditional tender provisions, will be returned to the tendering stockholders promptly after the Expiration Date. See Section 3.

The term “Expiration Date” means 5:00 P.M., New York City time, on July 10, 2019. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw any such stockholder’s Shares.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must either (1) specify that they are willing to sell their Shares to us at the Purchase Price (which could result in the tendering stockholder receiving a purchase price per Share as low as $5.20), or (2) specify the price or prices, not greater than $6.00 and not less than $5.20 per Share, at which they are willing to sell their Shares to us under the Offer. Prices may be specified in increments of $0.10 between $5.20 and $6.00.

Promptly following the Expiration Date, we will determine the Purchase Price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified, or deemed specified, by tendering stockholders. We will select the lowest single purchase price (in increments of $0.10), that will enable us to purchase the number of Shares sought in the Offer, or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price. If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Offer”. Note that this election could result in the tendered Shares being purchased at the minimum price of $5.20 per Share.

If you specify that you are willing to sell your Shares to us at the Purchase Price (which could result in you receiving a purchase price per Share as low as $5.20), your Shares will be deemed to be tendered at the minimum price of $5.20 per Share for purposes of determining the Purchase Price (a “Purchase Price Tender”). You should understand that this election may effectively lower the Purchase Price and could result in your Shares being purchased at the minimum price of $5.20 per Share.

We will announce the Purchase Price by press release as promptly as practicable after such determination has been made. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered Shares until at least three business days after the Expiration Date. We will only purchase Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn.

Only Shares properly tendered and not properly withdrawn will be eligible for purchase in the Offer. If more than 12,000,000 Shares are properly tendered in the Offer, we may exercise our right to increase the number of Shares sought in the Offer by an amount not exceeding 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to amend the Offer to purchase additional Shares, subject to applicable law. See “Section 1. Number of Shares; Proration”. If more than 12,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered, all Shares properly tendered at or below the Purchase Price will be purchased on a pro rata basis, subject to the “odd lot” priority, proration and conditional priority tender provisions described herein. The Offer is not conditioned on any minimum number of Shares being tendered by stockholders but is subject to certain other conditions. See Sections 1 and 7.

We will return all Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense, promptly following the Expiration Date.

By following the Instructions to the Letter of Transmittal, stockholders can specify different minimum prices for specified portions of their Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer to the extent required by applicable law. See Section 15.

In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration, except for odd lots. Except as described herein, the proration period and withdrawal rights also expire on the Expiration Date.

THE OFFER IS NOT CONDITIONED UPON RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases. In the event that more than 12,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will accept Shares for purchase in the following order of priority:

•

First, we will purchase all odd lots of less than 100 Shares at the Purchase Price from stockholders who validly tender all of their Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined below) will not qualify for this preference);

•

Second, after purchasing all the odd lots that were validly tendered at or below the Purchase Price (including Shares tendered by Purchase Price Tender), subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other stockholders who validly tender Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Date (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired the number of Shares that we have offered to purchase; and

•

Third, only if necessary to permit us to purchase the number of Shares that we have offered to purchase, we will purchase Shares at the Purchase Price from stockholders who have validly tendered Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have validly tendered all of their Shares at or below the Purchase Price and not validly withdrawn them before the Expiration Date.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though those Shares were tendered at prices at or below the Purchase Price.

As we noted above, we may elect to purchase more than 12,000,000 Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of Shares as we may elect to purchase.

Odd Lots. The term “odd lots” means all Shares tendered by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Odd lots will be accepted for payment before any proration of the purchase of other tendered Shares. This priority is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. To qualify for this priority, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. By tendering in the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would also avoid any applicable Odd Lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of its Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the preliminary proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder at or below the Purchase Price to the total number of Shares properly tendered and not properly withdrawn by all stockholders (excluding Odd Lot Holders) at or below the Purchase Price. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least three business days after the Expiration Date, assuming that Shares are tendered by use of the procedures for guaranteed delivery. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other documents may be requested from the Information Agent at GameStop’s expense at the address and telephone number set forth on the back cover of this Offer to Purchase.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.

Our Board of Directors believes that the Offer represents a prudent use of our financial resources in light of our business profile, assets, expected future performance, current indebtedness and debt capacity. The primary purpose of the Offer is to return cash to our stockholders by providing them with the opportunity to tender all or a portion of their Shares and receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, stockholders who choose not to tender will own, and stockholders who retain an equity interest in the Company as a result of tendering above the Purchase Price, a partial or conditional tender of Shares or proration may own, a greater percentage ownership of our outstanding Shares following the consummation of the Offer. See Sections 2 and 11.

Assuming the completion of the Offer, we believe that our expected cash flow from operations, our financial condition and our access to credit and capital markets will be adequate for our needs. However, actual results may differ significantly from our expectations. See “Cautionary Notice Regarding Forward-Looking Statements.” In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer on our liquidity.

On March 1, 2019, the Company’s Board of Directors authorized a stock repurchase program of up to $300 million, which we will use to effect the Offer. After the completion of the Offer, we may consider various forms of Share repurchases, including open market purchases, block purchases, exchange offers, tender offers and privately negotiated transactions or otherwise, including from some of our affiliates. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. The amount and timing of any such purchases will depend on a number of factors including the price and availability of the Shares, trading volume, capital availability, our performance and general economic and market conditions. We may also from time to time establish a trading plan under Rule 10b5-1 of the Exchange Act to facilitate purchases of Shares. However, Rule 13e-4(f) under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the Shares, the results of the Offer, our business and financial position and general economic and market conditions.

The Offer provides certain stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the tendering stockholder to avoid the usual transaction costs associated with open market transactions. Stockholders holding Shares in a brokerage account or otherwise through brokers may be subject to transaction costs. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their Shares in transactions on the NYSE.

Potential Risks and Disadvantages of the Offer to those who Retain Equity Interest.

The Offer presents some potential risks and disadvantages to us and our continuing stockholders, including the following:

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the Offer will reduce our public float. There can be no assurance that this reduction in our public float will not result in lower stock prices or reduced liquidity in the trading market for our Shares following completion of the Offer;

•	risks associated with higher leverage, potential priority of claims and cash flow required to service our indebtedness or other related contractual obligations;

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high leverage creates risks, including potential negative impacts on our credit rating. A change in our credit rating could impair our access to capital and financial condition, requiring us to access capital markets that are subject to higher volatility than those that support higher rated companies and therefore expose us to the potential for a cost of capital that is higher than other companies with which we compete;

•	our debt service payments may also place us at a disadvantage relative to other competitors with lower debt ratios and increase the impact of competitive pressures within our markets;

•	future share repurchases without corresponding debt reduction will further increase our leverage; and

•

stockholders with significant holdings of Shares that do not tender into the Offer in circumstances where other stockholders do participate in the Offer will see their proportionate holding in the Company increased, with a corresponding increase in the voting power of the Shares held by such stockholders. Such holders of significant holdings of Shares could exercise their voting rights in a manner that is not aligned with the interests of other stockholders. In addition, a decision to sell the Shares by such a significant stockholder could have a materially greater adverse effect on the price for Shares (due to greater proportionate supply) following the completion of the Offer.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER THEM. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES AND THE PRICE OR PRICES AT WHICH TO TENDER THEM WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Certain Effects of the Offer.

As of June 7, 2019, there were 102,348,628 Shares issued and outstanding. In addition, as of June 10, 2019, an aggregate of approximately 2.29 million time-based restricted Shares and approximately 1.02 million performance-based restricted Shares were outstanding and options exercisable for an aggregate of 253,595 Shares at a weighted average exercise price per Share of $28.29 were outstanding. In addition, under employment agreements with three of our executive officers, we have agreed to issue to them a combination of time-vested restricted Shares and performance-based restricted Shares. Specifically, and in accordance with their respective employment agreements, each of James A. Bell, our Executive Vice President and Chief Financial Officer, and Chris R. Homeister, our Executive Vice President and Chief Merchandising Officer, will receive a number of restricted Shares determined by dividing $1,300,000 by the average closing price of the Shares for the five trading days immediately preceding July 1, 2019 (consisting of 50% time-vested restricted Shares and 50%

performance-based restricted Shares). In addition, in accordance with his employment agreement, Frank M. Hamlin, our Executive Vice President and Chief Customer Officer, will receive a number of restricted Shares determined by dividing $1,000,000 by the average closing price of the Shares for the five trading days immediately preceding June 14, 2019 (consisting of 50% time-vested restricted Shares and 50% performance-based Shares). The Shares we are seeking to purchase through this Offer represent approximately 11.72% of the Shares issued outstanding as of such date, or 11.33% of the Shares on a fully diluted basis. See Sections 1 and 11.

If we complete the Offer, stockholders who choose not to tender will own, and stockholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may own, a greater percentage ownership of our outstanding Shares following the consummation of the Offer. These stockholders will also bear the attendant risks and rewards associated with owning the equity securities of the Company.

In addition, following consummation of the Offer and future repurchases, if any, stockholders retaining an equity interest in the Company may face reduced trading liquidity. Stockholders may be able to sell non-tendered Shares in the future, on the NYSE or otherwise, at a net price which may be significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.

The accounting for our purchase of Shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase. It will also result in a reduction in cash and cash equivalents as a result of our use of cash on hand to fund the purchase of Shares in the Offer. There will also be a reduction in the number of outstanding Shares for the purpose of calculating earnings per Share in an amount equal to the number of Shares that we repurchase pursuant to the Offer.

We will cancel the Shares that we repurchase pursuant to the Offer. Shares we acquire pursuant to the Offer will become authorized and unissued Shares and will be available for us to issue without further stockholder action (except as required by applicable law) for all purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

Based on the published guidelines of the NYSE and the conditions of the Offer, we do not believe that our purchase of Shares pursuant to the Offer will result in the delisting of the remaining Shares on the NYSE. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon the Company having determined that the consummation of the Offer will not cause the Shares to be delisted from the NYSE or eligible for deregistration under the Exchange Act.

The Shares are currently “margin securities” under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares under the Offer, the Shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

Rule 13e-4(f) of the Exchange Act prohibits us and our affiliates from purchasing any Shares, or other securities convertible into or exercisable for Shares, other than pursuant to the Offer, until at least 10 business days following the Expiration Date, except pursuant to certain limited exemptions provided in Rule 13e-4(f).

Other Plans. Except as otherwise disclosed or incorporated by reference in this Offer to Purchase (including as described in the two paragraphs below), neither the Company nor any of its executive officers, directors or affiliates (including executive officers and directors of the Company’s affiliates) has any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries, other than transactions among our wholly-owned subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any assets of our subsidiaries;

•

any change in our present Board of Directors or management, including any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment arrangements of any executive officer;

•	any class of our equity securities ceasing to be authorized to be listed on the NYSE;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 13 or Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities, other than the grant of options or restricted stock or other equity awards to employees in the ordinary course of business;

•	any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company; or

•

any material change in our present dividend policy, our capitalization or our indebtedness, and any other potential transactions in connection with our previously announced plans for equity repurchases (see Sections 10 and 11).

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as described herein and in the documents incorporated by reference herein), our management continually assesses and reassesses possible acquisitions, divestitures, restructurings, and other extraordinary corporate transactions and possible changes to our capitalization and other matters. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Stockholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from our deciding to undertake any such alternatives.

All of our directors and executive officers have advised us that they do not intend to participate in the Offer.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer:

(1) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received before 5:00 P.M., New York City time, July 10, 2019 by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or

(2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Our acceptance for payment of Shares properly tendered by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms, and subject to the conditions, of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

In accordance with the instructions in the Letter of Transmittal, stockholders desiring to tender Shares under the Offer must complete the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” by either (1) checking the box in the section entitled “Shares Tendered At Price Determined Under The Offer” or (2) checking one of the boxes in the section entitled “Shares Tendered At Price Determined By Stockholder,” indicating the price at which Shares are being tendered.

If tendering stockholders wish to indicate a specific price at which their Shares are being tendered, they must check a box under the section captioned “Shares Tendered At Price Determined By Stockholder,” indicating the price at which Shares are being tendered. Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if they check a box representing a price that is greater than the Purchase Price.

Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that we will purchase their Shares, they should check the box in the section entitled “Shares Tendered At Price Determined Under The Offer” in the Letter of Transmittal under the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered.” If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $5.20 per Share. Note that this election may have the effect of lowering the Purchase Price and could result in the tendered Shares being purchased at the minimum price of $5.20 per Share. If tendering stockholders wish to indicate a specific price (in increments of $0.10) at which their Shares are being tendered, they must check the appropriate box in the section entitled “Shares Tendered At Price Determined By Stockholder” in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Purchase Price.

Stockholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate and appropriately indicate the minimum number of Shares that must be purchased from the stockholder for the stockholder to qualify for sale or exchange (rather than distribution) treatment for United States federal income tax purposes. Stockholders should consult their investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 13.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(1) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed the sections captioned “Special Payment Instructions” and “Special Delivery Instructions” on the Letter of Transmittal; or

(2) Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad–15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an Eligible Institution. See Instructions 1, 2 and 6 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1, 2 and 6 to the Letter of Transmittal.

If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. In the event the stockholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through DTC, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when the Letter of Transmittal, or a manually signed facsimile thereof, is actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE PROPER DELIVERY TO THE DEPOSITARY.

Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (i) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed.

Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that GameStop may enforce such agreement against such DTC participant.

Guaranteed Delivery. Stockholders desiring to tender their Shares pursuant to the Offer but whose certificates are not immediately available, or who are unable to complete the procedure for book-entry transfer or to make delivery of all required documents to the Depositary before the Expiration Date, may still tender their Shares, if all of the following conditions are satisfied:

(1) the tender is made by or through an Eligible Institution;

(2) a validly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary (and which must include a guarantee by an Eligible Institution) by overnight courier or facsimile transmission (for Eligible Institutions only) on or before the Expiration Date; and

(3) the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two Trading Days (as defined below) after the date of execution of a Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with (a) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (b) all other required documents; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility, together with (a) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (b) all other required documents. A “Trading Day” is any day on which the NYSE is open for business.

Stockholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

Restricted Stock. Holders of unvested restricted stock or other restricted equity interests may not tender Shares represented by such interests unless they are fully vested and settled in Shares prior to the Expiration Date.

Procedures for Stock Options. We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise into the Offer. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. This Offer will not result in the acceleration of vesting of any unvested stock options.

If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your stock options, the date of your stock option grants, the remaining term in which you may exercise your options and the provisions for prorated purchases described in Section 1.

Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

United States Federal Backup Withholding. Under the United States federal income tax backup withholding rules, 24% of the gross proceeds payable to a tendering U.S. Holder (as defined in Section 13) or other U.S. payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the U.S. Holder or other U.S. payee provides his or her correct taxpayer identification number (employer identification number or Social Security number) to the Depositary or other applicable withholding agent, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such U.S. Holder or other U.S. payee is otherwise exempt from backup withholding. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary or other applicable withholding agent, each tendering U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain U.S. Holders (including, among others, most corporations) are not subject to these backup withholding requirements. See Section 13 for a discussion of certain United States federal income tax consequences to tendering U.S. Holders.

In addition, in order for a Non-U.S. Holder (as defined in Section 13) to avoid backup withholding, the Non-U.S. Holder must submit an applicable IRS Form W-8, signed under penalties of perjury and attesting to such holder’s exempt status, or other acceptable certification. Non-U.S. Holders can obtain the applicable IRS Form W-8 from the Depositary or from the IRS’s website.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 24% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

United States Federal Income Tax Withholding on Non-U.S. Holders. Even if a Non-U.S. Holder (as defined in Section 13) has provided the required certification to avoid backup withholding, gross proceeds payable pursuant to the Offer to the Non-U.S. Holder or his or her agent may be subject to withholding of United States federal income tax at a rate of 30%, unless the Depositary or another withholding agent determines that an exemption from, or a reduced rate of, withholding tax is available, a properly completed and executed applicable IRS Form W-8 (or other acceptable certification) is provided to the Depositary or withholding agent and other requirements are met. Such forms can be obtained from the Depositary or from the IRS’s website. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder satisfies one of the “Section 302 Tests” for capital gain treatment described in Section 13 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. In addition, as described in Section 13 below, “FATCA” withholding may apply to amounts paid to a Non-U.S. Holder pursuant to the Offer unless specified requirements are met.

Non-U.S. Holders should review Section 13 and consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be decided by us, in our sole discretion, and each such decision will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares and our interpretation of the terms of the Offer will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder without waiving any similar defect or irregularity with respect to other Shares or other stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Dealer Manager, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur any liability for failure to give any notice. Our interpretations of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

WE WILL DECIDE, IN OUR SOLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH OFFER PARTICIPANTS DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated by the SEC under the Exchange Act for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position,” within the meaning of Rule 14e-4, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms, and subject to the conditions, of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

A properly completed Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact Computershare Trust Company N.A., the Depositary and transfer agent for the Shares, at the toll-free number 1-800-522-6645 or at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.	Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 P.M., New York City time, on August 7, 2019. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. Please be advised that any nominee holding your Shares may have its own deadline relating to the withdrawal of your Shares that differ from those set out in this Offer to Purchase. We recommend that you contact any nominee holding your Shares to determine its deadline.

For a withdrawal to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

A stockholder who has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information in the preceding paragraph is included. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of any particular Shares by any particular stockholder without waiving any similar defect or irregularity with respect to other Shares or other stockholders. However, if we waive any defect or irregularity in any withdrawal with respect to any stockholder, we also waive such defect or irregularity with respect to all stockholders. None of the Company, the Dealer Manager, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any such person incur liability for failure to give any notice.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

•

determine the Purchase Price we will pay for the Shares validly tendered and not validly withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified, or deemed specified, by tendering stockholders; and

•

accept for payment and pay for (and thereby purchase) Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn (in accordance with Section 4) on or before the Expiration Date. We intend to purchase up to 12,000,000 Shares and may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay a single per Share purchase price for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC;

•	a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders or the Depositary will pay DTC for your Shares if they are held through DTC. DTC will allocate funds appropriately to the DTC participant through which you hold your Shares for payment of tendered Shares.

In the event of proration, we will determine the preliminary proration factor promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until at least three business days after the Expiration Date. Unless a stockholder specified otherwise in the Letter of Transmittal, certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tender, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering stockholders. Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates or book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless evidence satisfactory to us of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary or other withholding agent the IRS Form W-9 included with the Letter of Transmittal (or an applicable IRS Form W-8, or other acceptable certification, if the tendering stockholder or other payee is a Non-U.S. Holder), may be subject to required United States federal income tax backup withholding of 24% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. Non-U.S. Holders should review Section 13 and consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

6.	Conditional Tender of Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration (subject to the exception for Odd Lot Holders). As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of such stockholder’s Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional offer.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any are to be purchased. After the Expiration Date, if more than 12,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally at or below the Purchase Price, and not properly withdrawn, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to be less than 12,000,000 (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase 12,000,000 Shares (or such greater amount as we may elect to pay, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

7.	Conditions of the Offer.

The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and before or on the Expiration Date any of the following events occur (or shall have been reasonably determined by us to have occurred):

•

any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

•

materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, properties, assets, liabilities, capitalization, stockholders’ equity, operations or prospects, taken as a whole, or otherwise materially impair the contemplated future conduct of our business;

•	make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer;

•	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

•	materially impairs the contemplated benefits of the Offer to us or otherwise relates in any manner to the Offer;

•

the Offer has caused us to violate or fail to be in compliance with any applicable law, including Section 160 of the DGCL, under which a corporation generally may only redeem or purchase its own shares of capital stock for cash or other property when the capital of the corporation is not impaired and when the redemption or purchase would not cause the capital of the corporation to become impaired. Capital is considered impaired when the net assets of the corporation (total assets in excess of total liabilities) do not exceed the capital of the corporation (generally defined to be the aggregate par value of its outstanding shares);

•

any general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States has occurred;

•

any changes in the general political, market, economic or financial conditions that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, have occurred;

•

any commencement of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, has occurred directly or indirectly involving the United States on or after the date of this Offer to Purchase, or any material escalation, on or after the date of this Offer to Purchase, of any war or armed hostilities that had commenced prior to the date of this Offer to Purchase that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, has occurred;

•

any decrease of more than 10% in the market price for the Shares on the NYSE or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the date of this Offer to Purchase;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•

any person shall have commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than the Offer), merger, acquisition, business combination or other similar transaction involving us or any of our subsidiaries nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•

any person (including a “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act)) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the SEC before the date of this Offer to Purchase), or any person or group that has made such a filing before the date of this Offer to Purchase shall acquire or publicly announce its proposal to acquire additional Shares representing 2% or more of our Shares outstanding at the time of such acquisition or public announcement, or any new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding Shares;

•

any legislation amending the Code, shall have passed either the United States House of Representatives or the Senate or otherwise shall be pending before the United States House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that, in our reasonable judgment, could adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our or our subsidiaries’ business;

•

any person, entity or group shall have filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Act, reflecting an intent to acquire us or any Shares, or made a public announcement reflecting intent to take any such action;

•	Standard & Poor’s or Moody’s shall have downgraded or withdrawn the rating accorded to the Company or its debt securities;

•

any material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, in our reasonable judgment, has occurred; or

•

any determination by us that the consummation of the Offer and the purchase of the Shares would have a reasonable likelihood of resulting in the Shares either being (1) held of record by fewer than 300 persons, (2) eligible for deregistration under the Exchange Act or (3) delisted from the NYSE.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date. Any decision by us to exercise any of the foregoing rights will be disseminated promptly in accordance with Section 15 of this Offer to Purchase. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time on or prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. In the event that one or more of the events described above occurs, we will as promptly as practical notify stockholders of our determination as to whether to: (i) waive or modify the applicable condition(s) and continue the Offer; or (ii) terminate the Offer. Any determination by us concerning the events described above will be final and binding on all parties, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time on or prior to the Expiration Date shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

8.	Price Range of Shares; Dividends.

Our Shares are listed on the NYSE under the symbol “GME.”

Price Range of Shares. The following table sets forth the high and low sales prices per Share for our Shares as reported by the NYSE for the relevant periods.

Fiscal Year 2017 (Year ended February 3, 2018)

	High	Low
First Quarter	$26.68	$20.24
Second Quarter	$25.31	$20.26
Third Quarter	$22.37	$18.47
Fourth Quarter	$20.31	$15.85

Fiscal Year 2018 (Year ended February 2, 2019)

	High	Low
First Quarter	$16.97	$12.20
Second Quarter	$15.98	$12.26
Third Quarter	$17.27	$13.08
Fourth Quarter	$16.90	$11.10

Fiscal Year ending February 1, 2020

	High	Low
First Quarter	$12.10	$8.47
Second Quarter (through June 10, 2019)	$8.92	$4.71

On June 10, 2019, the day before we commenced the Offer, the closing price of the Shares on the NYSE was $5.44 per Share. On June 7, 2019, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares on the NYSE was $5.02 per Share. We recommend that stockholders obtain a current market quotation for the Shares before deciding whether, and at what price or prices, to tender their Shares.

Dividends. On June 4, 2019, the Company announced that its Board of Directors elected to eliminate the Company’s quarterly dividend on the Shares, effective immediately. Future declaration and payment of dividends, if any, on our Class A Common Stock will be at the discretion of our Board of Directors and will depend upon, among other things, general financial conditions, capital requirements and surplus, cash flows, debt service obligations, our recent and expected future operations and earnings, contractual restrictions and other factors as the Board of Directors may deem relevant under the circumstances.

9.	Source and Amount of Funds.

Assuming the maximum number of Shares are tendered in the Offer and the Purchase Price is an amount between $5.20 and $6.00 per Share, the aggregate purchase price for the Shares will be between $62,400,000 and $72,000,000. We expect to fund the purchase of Shares in the Offer, including the related fees and expenses, with available cash. We do not currently have any alternative financing arrangements or plans that would fund the purchase of Shares in the Offer in the event that we do not have sufficient available cash.

10.	Certain Information Concerning the Company.

General. GameStop is a global, multichannel video game and licensed consumer products retailer. We operate over 5,700 stores across 14 countries. Our consumer product network also includes www.gamestop.com and Game Informer® magazine. We are a Delaware corporation which, through a predecessor, began operations as a specialty retailer of video games in November 1996.

Our principal executive offices are located at 625 Westport Parkway, Grapevine, TX 76051, and our telephone number is (817) 424-2000.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s website at www.sec.gov.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended February 2, 2019 filed on April 2, 2019 (the “2018 Annual Report”);

•	Our Quarterly Report on Form 10-Q for the quarterly period ended May 4, 2019 filed on June 11, 2019;

•

Our Current Reports on Form 8-K filed on March 4, 2019, March 6, 2019, March 21, 2019, March 29, 2019, April 1, 2019, April 5, 2019, April 24, 2019, May 10, 2019, May 30, 2019 and June 10, 2019 (excluding any information that is furnished and not “filed” for purposes of Section 18 of the Exchange Act); and

•	Our Definitive Proxy Statement on Schedule 14A filed on May 14, 2019, but only to the extent that such information was incorporated by reference into the 2018 Annual Report.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

11.	Interests of Directors and Executive Officers; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership. As of June 7, 2019, there were 102,348,628 Shares issued and outstanding. In addition, as of June 10, 2019, an aggregate of approximately 2.29 million time-based restricted Shares and approximately 1.02 million performance-based restricted Shares were outstanding and options exercisable for an aggregate of 253,595 Shares at a weighted average exercise price per Share of $28.29 were outstanding. In addition, under employment agreements with three of our executive officers, we have agreed to issue to them a combination of time-vested restricted Shares and performance-based restricted Shares. Specifically, and in accordance with their respective employment agreements, each of James A. Bell, our Executive Vice President and Chief Financial Officer, and Chris R. Homeister, our Executive Vice President and Chief Merchandising Officer, will receive a number of restricted Shares determined by dividing $1,300,000 by the average closing price of the Shares for the five trading days immediately preceding July 1, 2019 (consisting of 50% time-vested restricted Shares and 50% performance-based restricted Shares). In addition, in accordance with his employment agreement, Frank M. Hamlin, our Executive Vice President and Chief Customer Officer, will receive a number of restricted Shares determined by dividing $1,000,000 by the average closing price of the Shares for the five trading days immediately preceding June 14, 2019 (consisting of 50% time-vested restricted Shares and 50% performance-based Shares).

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. All of our directors and executive officers have advised us that they do not intend to participate in the Offer. The equity ownership of our directors and executive officers will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.

The following table provides information with respect to the beneficial ownership of our Shares by (i) each of our directors, (ii) each of our executive officers and (iii) all directors and executive officers as a group. Except as described in the footnotes below, we based the share amounts on each person’s beneficial ownership of our Shares as of June 10, 2019.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent of Shares
Current Directors and Officers
George E. Sherman	1,174,497	(3)	1.1%
Daniel A. DeMatteo	512,962	(4)	*
James A. Bell	—	(5)	*
Daniel J. Kaufman	274,828	(6)	*
Troy W. Crawford	111,542	(7)	*
Chris R. Homeister	—	(8)	*
Frank M. Hamlin	29,509	(9)	*
Jerome L. Davis	60,606	(10)	*
Lizabeth Dunn	—		*
Raul J. Fernandez	—		*
Thomas N. Kelly Jr.	39,650	(10)	*
Shane S. Kim	112,011		*
Steven R. Koonin	34,396	(10)	*
Gerald R. Szczepanski	50,256	(10)	*
Carrie W. Teffner	9,080	(11)	*
Kathy P. Vrabeck	34,056	(10)	*
Lawrence S. Zilavy	40,316	(10)	*
All Current Executive Officers and Directors as a group (17 persons)	2,483,709	(12)	2.4%

*	Less than 1% of Shares beneficially owned.
(1)	The address of each person listed is GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051.
(2)

Shares of common stock that an individual or group has a right to acquire within 60 days after June 10, 2019 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of such individual or group, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of any other person or group shown in the table.

(3)	Consists of unvested restricted shares.
(4)	Of these shares, 138,480 are issuable upon exercise of stock options (all of which are vested as of June 10, 2019) and 161,013 are unvested restricted shares.
(5)

Does not include restricted Shares that will be issued to Mr. Bell on July 1, 2019. The number of such restricted Shares will be determined by dividing $1,300,000 by the average closing price of the Shares for the five trading days immediately preceding July 1, 2019.

(6)	Of these shares, 229,174 are unvested restricted shares.
(7)	Of these shares, 46,295 are unvested restricted shares.
(8)

Does not include restricted Shares that will be issued to Mr. Homeister on July 1, 2019. The number of such restricted Shares will be determined by dividing $1,300,000 by the average closing price of the Shares for the five trading days immediately preceding July 1, 2019.

(9)

Includes 28,950 time-vested restricted shares that will be cancelled and replaced on June 14, 2019, with restricted Shares that will be issued to Mr. Hamlin. The number of such restricted Shares to be granted will be determined by dividing $1,000,000 by the average closing price of the Shares for the five trading days immediately preceding June 14, 2019.

(10)	Of these shares, 9,353 are unvested restricted shares.
(11)	Consists of unvested restricted shares.

(12)	Of these shares, 138,480 are issuable upon exercise of stock options (all of which are vested as of June 10, 2019), and 1,705,127 are unvested restricted shares.

Recent Securities Transactions. Based on the Company’s records and information provided to the Company by its directors, executive officers, associates and subsidiaries, except for the award of Shares listed in the table below and the Company’s agreement to issue restricted Shares to Messrs. Bell, Homeister and Hamlin, as described in this Section 11, no transactions with respect to Shares have been effected during the 60 days prior to the date hereof by the Company or, to the Company’s knowledge after making reasonable inquiry, by any of its directors, executives, affiliates or subsidiaries.

Name of Reporting Person	Date of Transaction	Nature of Transaction	Number of Shares		Disposition or Grant Price as Applicable
George E. Sherman	April 15, 2019	Grant of Shares	1,174,497	(1)	$0.00	(1)
Daniel A. DeMatteo	May 9, 2019	Grant of Shares	113,520	(2)	$0.00	(2)
Daniel J. Kaufman	May 9, 2019	Grant of Shares	170,280	(3)	$0.00	(3)
Troy W. Crawford	May 9, 2019	Grant of Shares	28,950	(4)	$0.00	(4)
Frank M. Hamlin	May 9, 2019	Grant of Shares	28,950	(5)	$0.00	(5)
Shane Kim	May 31, 2019	Shares Withheld	25,650	(6)	$7.58	(6)

(1)	Represents 587,249 time-vested restricted Shares and 587,248 performance-based restricted Shares.
(2)	Represents 56,760 time-vested restricted Shares and 56,760 performance-based restricted Shares.
(3)	Represents 85,140 time-vested restricted Shares and 85,140 performance-based restricted Shares.
(4)	Represents time-vested restricted Shares.
(5)

Represents time-vested restricted Shares. These Shares will be canceled and replaced on June 14, 2019 in accordance with the Company’s agreement to issue to Mr. Hamlin a number of restricted Shares on June 14, 2019 (consisting of 50% time-vested restricted Shares and 50% performance-based Shares) determined by dividing $1,000,000 by the average closing price of the Shares for the five trading days immediately preceding June 14, 2019.

(6)	Represents Shares withheld to cover withholding taxes upon vesting of restricted Shares.

Amended 2001 Incentive Plan. Effective June 2009, our stockholders voted to adopt the Amended 2001 Incentive Plan. The Amended 2001 Incentive Plan provided a maximum aggregate amount of 46.5 million shares of Class A Common Stock with respect to which options may have been granted and provided for the granting of incentive stock options, non-qualified stock options, and restricted stock. Options and restricted shares granted by the Company on or before June 21, 2011 were issued under the Amended 2001 Incentive Plan. As of June 10, 2019, 61,455 Shares were subject to stock options outstanding under the Amended 2001 Plan.

Amended 2011 Incentive Plan. Effective June 2011, our stockholders voted to adopt the 2011 Incentive Plan to provide for issuance of our Class A Common Stock. The 2011 Incentive Plan provides a maximum aggregate amount of 9.25 million shares of Class A Common Stock with respect to which equity-based awards may be granted. The 2011 Incentive Plan was amended and restated in June 2013, but no additional shares were then added to the plan. Awards granted by the Company after June 21, 2011 (other than certain non-plan inducement awards issued to newly hired executives) were issued under the 2011 Incentive Plan or the Amended 2011 Plan. If the stockholders of the Company approve the proposed 2019 Incentive Plan (described below) at the Company’s 2019 Annual Meeting of Stockholders, then following such approval, no further awards will be issued under the Amended 2011 Incentive Plan. As of June 10, 2019, 192,140 Shares were subject to stock options outstanding under the Amended 2011 Plan.

2019 Incentive Plan. The Company’s 2019 Incentive Plan has been approved by the Board, subject to approval by the Company’s stockholders at the Company’s 2019 Annual Meeting of Stockholders (presently scheduled for June 25, 2019). If approved by stockholders, the 2019 Incentive Plan would authorize the issuance of equity-based awards with respect to 6,500,000 shares of Class A Common Stock, plus an additional numbers of shares of Class A Common Stock equal to the number of shares subject to Amended 2011 Plan awards that expire, are forfeited, cancelled, terminated or settled in cash after the 2019 Incentive Plan is approved. As of June 10, 2019, there were 192,140 Shares subject to stock options and 2,130,555 Shares subject to unvested restricted stock awards outstanding under the Amended 2011 Plan, which shares could be recycled into the 2019 Incentive Plan if the associated award is forfeited, cancelled, terminated or settled in cash after the 2019 Incentive Plan is approved by stockholders.

Life Insurance. The Company maintains an executive life insurance plan for its key executives which became effective in 2012. As part of this plan, the Company pays recoverable premiums on split-dollar life insurance policies that provide a death benefit to beneficiaries designated by each participating executive. The portion of the death benefit payable to the executive’s beneficiary is equal to two times the base salary that was in effect at the time the executive first commenced participation in the plan.

Long-Term Incentive Awards. From time to time, the Company grants to its executive officers certain long-term incentive awards of restricted shares of Class A Common Stock (“LTI Awards”). LTI Awards are granted pursuant to Long-Term Incentive Award Agreements (the “LTI Agreements”) under the Amended 2011 Incentive Plan. Generally, the LTI Awards are comprised 50% of time-based restricted stock (with vesting over three years) and 50% of performance-based restricted stock. Generally, LTI Awards are subject to accelerated vesting upon attainment of retirement eligibility, death, disability, and certain severance events.

With respect to our fiscal year 2019, the Company has issued a combination of time-based and/or performance-based restricted Share awards to George E. Sherman, Jr., Daniel A. DeMatteo, Daniel J. Kaufman, Troy W. Crawford and Frank M. Hamlin with respect to shares of Class A Common Stock as indicated in the table above under the caption “Recent Securities Transactions” (assuming, in the case of performance-based restricted Shares, performance at target) and, in connection with their hires or promotion, has agreed to issue in the future a combination of time-based and performance-based restricted stock awards to James A. Bell, Chris R. Homeister and Frank M. Hamlin with an intended value at grant equal to $1,300,000, $1,300,000 and $1,000,000, respectively.

Employment Agreements. The Company has entered into employment agreements with each of its current executive officers (Messrs. Sherman, DeMatteo, Kaufman, Crawford, Bell, Homeister and Hamlin) (as amended, the “Employment Agreements”). Under the terms of the Employment Agreements, each executive is entitled to all benefits afforded to management personnel or as determined by the Board. The term of each executives employment under the Employment Agreements is “at will” and may be terminated by the Company or the executive at any time, and each executive is restricted from competing with GameStop for two years after termination of employment regardless of the reason for the termination. Each executive officer is eligible to earn an annual bonus based on the achievement of one or more performance targets established by the Board or its Compensation Committee. The target amounts for such annual bonus opportunities, expressed as a percentage of base salary, range from 75% to 150% depending on the executive’s position.

Under the Employment Agreements, upon an executive’s termination of employment without cause or by the executive with good reason, the executive would receive an amount equal to two times (A) the executive’s base salary plus (B) the executive’s target bonus. Such amount would be paid in a lump sum and would be subject to the executive’s execution of a release. If such termination occurred within 18 months following a change in control (as defined in the Employment Agreements), the executive would receive 2.5 times such amounts (3 times, in the case of Messrs. Sherman and DeMatteo). The executive would also receive continuation of medical benefits for up to 18 months. Additionally, the Employment Agreements include provisions related to accelerated vesting of equity grants in the event of termination without cause, termination by the executive with good reason, and termination due to death or disability.

On May 8, 2019, the Company and Mr. Kaufman entered into an amendment of his Employment Agreement reflecting the change in Mr. Kaufman’s position from Chief Legal and Administrative Officer and Corporate

Secretary to Chief Transformation Officer (CTO). In addition, the amendment provides that if Mr. Kaufman remains in service through June 1, 2020 (the expected end date for the CTO position), a resignation from employment by Mr. Kaufman during June 2020 will be treated under the Employment Agreement as a resignation with good reason. In that case, Mr. Kaufman would be entitled to the severance benefits contemplated by his Employment Agreement, plus a pro-rata 2020 annual bonus based on actual performance in that year.

Retention Program. On May 31, 2018, the independent directors of the Board approved a cash retention program to encourage the retention of key employees of the Company. Recipients of retention awards became entitled to payment of 50% of their award amounts on May 31, 2019 and, provided that each remains in service through May 31, 2020, will become entitled to the remaining 50% of their award amounts. Two of our current executive officers, Messrs. Kaufman and Crawford participate in the retention program; and their award amounts are $2,000,000 and $1,000,000, respectively. These executives’ awards will vest on an accelerated basis upon a termination without cause or resignation with good reason (in each case, as defined in their applicable Employment Agreement) prior to the otherwise applicable payment date, provided the executive executes a release.

Other Share Repurchases. On March 1, 2019, our Board of Directors authorized a stock repurchase program of up to $300 million, which we will use to effect the Offer. Since adoption of this program, we have not repurchased any Shares under it and we have not repurchased any Shares during the 60 days prior to the date of this Offer to Purchase except for deemed repurchases of an aggregate of 25,650 withheld to satisfy withholding taxed upon vesting of previously outstanding restricted Share awards.

General. Except as otherwise described herein, neither GameStop nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

12.	Certain Legal Matters; Regulatory Approvals.

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears material to our business that might be materially and adversely affected by our acquisition of Shares as contemplated by our Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated by our Offer. Should any approval or other action be required, we currently intend to seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered under our Offer until the outcome of that process, if necessary, is known. We cannot assure you that any approval or other action, if needed, could be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

13.	United States Federal Income Tax Consequences.

The following describes certain United States federal income tax consequences relevant to the Offer for U.S. Holders and Non-U.S. Holders (each as defined below). This discussion is based upon the Code, existing and proposed United States Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date hereof and changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with Shares held as capital assets and does not deal with all tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules

(including, without limitation, dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, U.S. expatriates, U.S. Holders (as defined below) whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations, partnerships or other pass through entities and investors therein or persons who hold Shares as part of a hedging, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to Shares acquired as compensation (including Shares of restricted stock). This discussion does not address the consequences of the alternative minimum tax, Medicare contribution tax, or any state, local or foreign tax consequences of participating in the Offer. Holders of Shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial owner of Shares that is for United States federal income tax purposes: (a) an individual who is a citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if it (x) is subject to the primary supervision of a court within the United States. and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used herein, a “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or any other entity treated as a partnership for United States federal income tax purposes).

If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Any partners of a partnership holding Shares should consult their own tax advisors.

Non-Participation in the Offer. Stockholders who do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

U.S. Holders. An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder who participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us.

Section 302 Tests. Under Section 302 of the Code, a U.S. Holder that exchanges Shares for cash pursuant to the Offer will be treated as having sold the Shares for United States federal income tax purposes if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, as described below, the “Section 302 Tests”). In applying the Section 302 Tests, a U.S. Holder must take account of stock that such U.S. Holder constructively owns under attribution rules set forth in Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning our Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash pursuant to the Offer will be a “complete termination” of a U.S. Holder’s equity interest in us if the U.S. Holder owns none of our Shares either actually or constructively (taking into account any effective waivers of attribution from family members) immediately after the exchange. An exchange of Shares for cash pursuant to the Offer will be a substantially disproportionate redemption with respect to a U.S. Holder if (i) the U.S. Holder does not own 50% or more of the Shares immediately after the exchange and (ii) the percentage of the then outstanding Shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the Shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of Shares for cash pursuant to the Offer fails to satisfy either the “complete termination” or “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of Shares for cash pursuant to the Offer that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

Sale Treatment. If a U.S. Holder that exchanges Shares for cash pursuant to the Offer is treated as having sold the Shares for United States federal income tax purposes, such U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to United States federal income tax at a reduced rate. The deductibility of capital loss is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 Tests as having sold its Shares for United States federal income tax purposes, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend that is includible in ordinary income to the extent of the portion of our current and accumulated earnings and profits allocable to such Shares. Provided certain holding period requirements are satisfied, non-corporate U.S. Holders generally will be subject to United States federal income tax at a reduced rate on the gross amount treated as dividends. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, it will be eligible for a dividends-received deduction (subject to applicable limitations), except that it may be subject to the “extraordinary dividend” provisions of the Code in which case the corporate U.S. Holder may be subject to adverse tax consequences. U.S. Holders should consult their tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.

To the extent that amounts received pursuant to the Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain. Any remaining adjusted basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.

Depending on the total number of Shares purchased pursuant to the Offer, it is possible that a tendering U.S. Holder’s percentage interest in us could increase (or remain the same) even though the total number of Shares held by such U.S. Holder decreases. A U.S. Holder should consider in this regard that all of the Shares that it tenders will not be acquired in the Offer if the Offer is over-subscribed. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed above.

Tax Reporting. It is possible that a U.S. Holder tendering Shares in this Offer in a manner that satisfies one of the Section 302 Tests may nevertheless receive an IRS Form 1099-DIV (which will also be filed with the IRS) that reports all of the cash that such U.S. Holder receives in the Offer as a dividend for United States federal income tax purposes. Such a U.S. Holder is not precluded, however, from taking the position that the amounts received pursuant to the Offer represent amounts received upon a sale or exchange of the Shares.

Non-U.S. Holders.

Sale Treatment. Gain realized by a Non-U.S. Holder on an exchange of Shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the exchange is treated as a sale for United States federal income tax purposes pursuant to the Section 302 Tests described above unless: (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if required by a tax treaty, is attributable to a permanent establishment that it maintains within the United States), the tax treatment of which is described below; (2) in the case of gain realized by a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, or (3) our Shares that are exchanged constitute a “United States real property interest” with respect to the Non-U.S. Holder by reason of our status as a “United States real property holding corporation” at any time during the shorter of (i) the period during which the Non-U.S. Holder held such Shares or (ii) the 5-year period ending on the date the Non-U.S. Holder exchanges such Shares pursuant to the Offer. We do not believe that we have been a United States real property holding corporation at any time during the 5-year period preceding the exchange of shares pursuant to the Offer.

Distribution Treatment. If a Non-U.S. Holder does not satisfy any of the Section 302 Tests described above, the entire amount of cash received by such Non-U.S. Holder with respect to our purchase of Shares pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s Shares, rather than as an amount received in a sale of such Shares.

Because, as described above, we cannot predict whether any particular stockholder will be subject to sale or distribution treatment, the Depositary or another withholding agent may treat the cash received by a Non-U.S. Holder participating in the Offer as a dividend distribution from us. In such case, the Depositary or withholding agent may withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or his or her agent unless the Depositary or withholding agent determines that a reduced rate of withholding is available.

Generally, to establish an applicable exemption from, or reduced rate of, United States federal withholding tax, a Non-U.S. Holder must deliver to the Depositary or withholding agent either (i) IRS Form W-8BEN or W-8BEN-E, as applicable (or other acceptable evidence under Treasury regulations) in which the holder certifies that it is eligible for a lower tax treaty rate with respect to dividends on the Shares or (ii) an IRS Form W-8ECI in which the holder certifies that amounts it receives pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States (and, if required by a tax treaty, are attributable to a permanent establishment that it maintains within the United States), in which case the Non-U.S. Holder will be exempt from the withholding tax and subject to the tax treatment described below. The Depositary or withholding agent may generally determine a holder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., an applicable IRS Form W-8) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets one of the Section 302 Tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. As discussed in Section 3, backup withholding generally will not apply to amounts paid to a Non-U.S. Holder that provides the Depositary or withholding agent with an applicable IRS Form W-8 (or other acceptable certification).

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Gross proceeds paid to a Non-U.S. Holder that are effectively connected with the conduct of a trade or business within the United States (and, if required by a tax treaty, are attributable to a permanent establishment within the United States) will generally be subject to United States federal income tax in the same manner as if such

Non-U.S. Holder were a U.S. Holder (and a corporate Non-U.S. Holder may also be subject to a branch profits tax at a rate of 30% or a lower rate specified in an applicable tax treaty).

Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and administrative guidance, a United States federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules) unless specified requirements are met. Because, as discussed above, the Depositary or another withholding agent may treat amounts paid to Non-U.S. Holders in the Offer as dividends for United States federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules on their disposition of Shares pursuant to the Offer.

United States Federal Income Tax Backup Withholding. See Section 3 with respect to the application of United States federal income tax backup withholding to both U.S. and Non-U.S. Holders.

14.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by GameStop of Shares under the Offer will reduce our “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets). There can be no assurance that this reduction in our public float will not result in lower stock prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer. In addition, the Offer may reduce the number of GameStop stockholders. Stockholders retaining an equity interest in the Company may face reduced trading liquidity. Stockholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the NYSE.

The Shares are now “margin securities” under the rules of the Board of the Federal Reserve Board. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares under the Offer, the Shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

We believe that the modified “Dutch auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment in the Company if they so elect. The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares under the Offer pursuant to the terms of the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

15.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder’s Shares.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for, or, subject to applicable law, to postpone payment for Shares, upon the occurrence of an event that results in any of the conditions specified in Section 7 being triggered by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the per-Share consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

(1) we make any change to the purchase price range at which we are offering to purchase Shares, decrease the number of Shares purchasable in the Offer or increase the number of Shares sought in the Offer by an amount exceeding 2% of the outstanding Shares, and

(2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then in each case the Offer will be extended until the expiration of the period of at least 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

If we increase the number of Shares sought by an amount that does not exceed 2% of the outstanding Shares, this increase will not be deemed a material change to the terms of the Offer and we will not be required to extend the Offer. See Section 1.

16.	Fees and Expenses; Dealer Manager; Information Agent; Depositary.

We have retained BofA Securities, Inc. to serve as the Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the

Offer. Questions regarding the terms of the Offer may be directed to the Dealer Manager at its address and telephone numbers listed on the back cover of this Offer to Purchase. The Dealer Manager will receive a reasonable and customary fee for these services. We also have agreed to reimburse the Dealer Manager for out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify the Dealer Manager against liabilities in connection with the Offer, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Manager and its affiliates may from time to time hold Shares in its proprietary and customer accounts, and, to the extent it owns Shares in these accounts at the time of the Offer, the Dealer Manager may tender the Shares pursuant to the Offer.

We have retained Innisfree M&A Incorporated to act as Information Agent in connection with the Offer. As Information Agent, Innisfree M&A Incorporated may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee stockholders to forward materials relating to the Offer to beneficial owners. In its capacity as Information Agent, Innisfree M&A Incorporated will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. In its capacity as Depositary, Computershare Trust Company, N.A. will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, banks and other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of GameStop, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5 and Instruction 7 in the Letter of Transmittal.

None of the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company, its affiliates or the Offer contained or referred to in this Offer to Purchase or for any failure by the Company or its affiliates to disclose events that may have occurred and may affect the significance or accuracy of such information.

None of the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your Shares or as to any price or prices at which you might tender Shares.

17.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders of Shares from or on behalf of, the stockholders residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning GameStop.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or make any representation on behalf of us or in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, you should not rely on that information or representation as having been authorized by us.

NONE OF THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION, AND WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF, AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER, OR AT WHAT PRICE OR PRICES YOU SHOULD TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GAMESTOP, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

GameStop Corp.

June 11, 2019

The Letter of Transmittal, book-entry confirmation of Shares and any other required documents should be sent or delivered by each stockholder of GameStop Corp. or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By First-Class, Registered or Certified Mail:	By Hand, Express Mail, Courier, or Other Expedited Service:

Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions 150 Royall St., Suite V Canton, Massachusetts 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

The Dealer Manager for the Offer is:

BofA Merrill Lynch

BofA Securities, Inc.

Bank of America Tower

One Bryant Park

New York, New York 10036

Banks, Brokers and Stockholders

Call U.S. Toll-Free: (888) 803-9655